Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Trina Schurman
November 9, 2017 at 1:05 PM PST		Nordstrom, Inc.
(206) 303-6503

	MEDIA CONTACT:	Gigi Ganatra Duff
Nordstrom, Inc.
(206) 303-3030
Nordstrom Reports Third Quarter 2017 Earnings
SEATTLE, Wash. (November 9, 2017) – Nordstrom, Inc. (NYSE: JWN) today reported earnings per diluted share for the third quarter ended October 28, 2017 of $0.67. The estimated reduction in earnings from several hurricanes affecting stores in Puerto Rico, Florida, and Texas was approximately $0.04. Total Company net sales increased 2.0 percent and comparable sales decreased 0.9 percent, compared with the same quarter last year. The estimated lost sales impact from the hurricanes was approximately $20 million, or 60 basis points.
Nordstrom continued its progress in executing its strategy to improve the customer experience:

•
With a test and learn approach in finding innovative ways to improve speed, convenience and personalization for customers, the Company launched Nordstrom Local, its latest retail concept where customers can shop and access Nordstrom services in a convenient, central location.

•	In executing its digital strategy, the Company delivered online sales growth on a year-to-date basis of 14 percent at Nordstrom.com and 26 percent at Nordstromrack.com/HauteLook.

•
The Company strengthened its presence in top markets through two full-line store relocations in Southern California, a new full-line store in Toronto, Canada, and 11 new Nordstrom Rack stores plus one relocation. These stores feature the Company's latest design concepts and digital experiences.

•	As a result of the Company's ongoing efforts to provide newness and limited-distribution product to customers, Nordstrom proprietary labels continued to outperform the company average.

•
The Nordstrom Rewards loyalty program continues to play an important role in reaching new customers and strengthening existing customer relationships. The Company has 9.9 million active Rewards customers in the U.S. and Canada, up 39 percent, from 7.1 million a year ago. Sales from Nordstrom Rewards customers represented 51 percent of third quarter sales, compared with 45 percent a year ago.

THIRD QUARTER SUMMARY

•
Third quarter net earnings were $114 million and earnings before interest and taxes ("EBIT") were $208 million, or 5.9 percent of net sales, compared with net loss of $10 million and EBIT of $55 million, or 1.6 percent of net sales, during the same period in fiscal 2016.

•	Retail EBIT increased $137 million compared with the same quarter last year, primarily reflecting a goodwill impairment charge of $197 million in 2016.

•	Credit EBIT increased $16 million through the strategic partnership with TD Bank, primarily due to credit card revenues growth of 25 percent.

•
Total Company net sales of $3.5 billion for the third quarter increased 2.0 percent compared with the same period in fiscal 2016. Total Company comparable sales for the third quarter decreased 0.9 percent compared with the same quarter last year.

•
In the Nordstrom brand, including U.S. and Canada full-line stores and Nordstrom.com, net sales when combined with Trunk Club, decreased 1.2 percent and comparable sales decreased 1.9 percent. The top-ranking merchandise categories were Men's Apparel and Kids' Apparel. The West was the top-ranking U.S. geographic region.

•
In the Nordstrom Rack brand, which consists of Nordstrom Rack stores and Nordstromrack.com/HauteLook, net sales increased 5.5 percent and comparable sales increased 0.8 percent. The West was the top-ranking geographic region.

•
Retail gross profit, as a percentage of net sales, of 34.7 percent decreased 12 basis points compared with the same period in fiscal 2016. This primarily reflected higher occupancy expenses related to new store growth for Nordstrom Rack and Canada. Net sales growth of 2 percent exceeded inventory growth of 1 percent.

•
Selling, general and administrative expenses, as a percentage of net sales, of 31.2 percent increased 161 basis points compared with the same period in fiscal 2016. This primarily reflected higher technology and supply chain expenses associated with the Company's growth initiatives.

•
Return on invested capital ("ROIC") for the 12 fiscal months ended October 28, 2017 was 10.7 percent compared with 7.2 percent in the prior 12-month period. Results for the prior period were negatively impacted by approximately 340 basis points due to the Trunk Club non-cash goodwill impairment charge in the third quarter of 2016. A reconciliation of this non-GAAP financial measure to the closest GAAP measure is included below.

EXPANSION UPDATE
To date in fiscal 2017, the Company opened 19 stores, relocated three stores and closed two stores. The Company opened the following stores in the third quarter of 2017:

Location	Store Name	Square Footage (000's)	Timing

Nordstrom full-line - U.S.
Los Angeles, California[1]	Century City	154	October 3
Melrose, California	Nordstrom Local	4	October 3
San Diego, California[2]	University Towne Center	155	October 12

Nordstrom full-line - Canada
Toronto, Ontario	Sherway Gardens	151	September 15

Nordstrom Rack
Daly City, California[3]	Serramonte Center	40	September 7
Glenarden, Maryland	Woodmore Towne Center	30	September 7
Minneapolis, Minnesota	IDS Center's Crystal Court	39	September 7
Bellevue, Washington	Lincoln Square Expansion	43	September 7
Portland, Oregon	Cascade Station	28	October 5
Memphis, Tennessee	Poplar Commons	33	October 5
Frisco, Texas	The Centre at Preston Ridge	33	October 5
Los Angeles, California	FIGat7th	27	October 26
Vacaville, California	Nut Tree	27	October 26
Norridge, Illinois	Harlem Irving Plaza (The HIP)	33	October 26
New York, New York	31st & 6th	47	October 26
Kirkland, Washington	The Village at Totem Lake	35	October 26
1Nordstrom relocated its full-line store at Westside Pavilion in Los Angeles to nearby Century City.
2 Nordstrom relocated its full-line store at University Towne Center in San Diego to another location within the same center.
3 Nordstrom relocated its Nordstrom Rack store in Colma to nearby Serramonte Center in Daly City, California.

Number of stores	October 28, 2017	October 29, 2016
Nordstrom full-line - U.S.[1]	117	118
Nordstrom full-line - Canada	6	5
Nordstrom Rack	232	215
Other[2]	11	10
Total	366	348
[1] Nordstrom full-line - U.S. total includes the Nordstrom Local store in California.
[2] Other includes Trunk Club clubhouses, Jeffrey boutiques and Last Chance clearance stores.

Gross square footage	30,223,000	29,783,000

FISCAL YEAR 2017 OUTLOOK
The Company updated its annual outlook expectations for earnings per diluted share to incorporate third quarter results. Nordstrom's current expectations for fiscal 2017 are as follows:

	Prior Outlook	Current Outlook
Net sales (percent)	Approximately 4	Approximately 4
Comparable sales (percent)	Approximately flat	Approximately flat
Retail EBIT (million)	$790 to $840	$755 to $785
Credit EBIT (million)	Approximately $145	Approximately $165
Earnings per diluted share	$2.85 to $3.00	$2.85 to $2.95
The Company's outlook includes the following considerations:

•	The full-year impact from several hurricanes that occurred in the third quarter is estimated to impact sales by $26 million, EBIT by $17 million and EPS by $0.06.

•
The 53rd week is expected to add approximately $200 million to total net sales and approximately $0.02 to $0.03 to earnings per diluted share. The 53rd week is not included in comparable sales calculations.

•	The Anniversary Sale, historically the Company's largest event of the year, spanned across the second and third quarters, consistent with the timing in fiscal 2016.

•
The outlook assumptions for Retail EBIT when compared with fiscal 2016 include increased occupancy expenses related to new stores (Nordstrom Rack, Canada and Manhattan flagship men's store) in addition to higher supply chain and technology costs.

•
Retail EBIT in fiscal 2016 included the following non-operational items: higher credit chargeback expenses associated with an industry change in liability rules and severance charges totaling $30 million, or $0.10 in the first quarter; an impairment charge related to Trunk Club of $197 million in the third quarter; and a non-operational legal settlement gain of $22 million, or $0.10, in the fourth quarter.

•
The outlook assumptions for Credit EBIT when compared with fiscal 2016 incorporate higher credit card revenues including a reduction in amortization expenses of $18 million related to the sale of the credit card portfolio.

•	The income tax rate is estimated to be approximately in line with the year-to-date rate for fiscal 2017.

•	Diluted shares outstanding, excluding any future share repurchases, are estimated at 169 million for fiscal 2017.

CONFERENCE CALL INFORMATION
The Company's senior management will host a conference call to discuss third quarter 2017 results and fiscal 2017 outlook at 4:45 p.m. Eastern Standard Time today. To listen to the live call online and view the conference call slides and the speakers' prepared remarks, visit the Investor Relations section of the Company's corporate website at http://investor.nordstrom.com. An archived webcast with the speakers' prepared remarks and the conference call slides will be available in the Quarterly Earnings section for at least one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13672805, until the close of business on November 16, 2017.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 366 stores in 40 states, including 122 full-line stores in the United States, Canada and Puerto Rico; 232 Nordstrom Rack stores; two Jeffrey boutiques; two clearance stores; seven Trunk Club clubhouses; and its Nordstrom Local service concept. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com, HauteLook, and TrunkClub.com. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this news release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties including, but not limited to, our anticipated financial outlook for the fiscal year ending February 3, 2018, our anticipated annual total and comparable sales rates, our anticipated new store openings in existing, new and international markets, our anticipated Return on Invested Capital and trends in our operations. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Our actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: successful execution of our customer strategy, including expansion into new domestic and international markets, acquisitions, investments in our stores and online, as well as investments in technology, our ability to realize the anticipated benefits from growth initiatives and our ability to provide a seamless experience across all channels; our ability to respond to the business and retail environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online, and evolve our business model; timely and effective execution of our ecommerce initiatives and ability to manage the costs and organizational changes associated with this evolving business model; successful execution of our information technology strategy; our ability to effectively utilize data in strategic planning and decision making; timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; efficient and proper allocation of our capital resources; the impact of any systems or network failures, cybersecurity and/or security breaches, including any security breach of our systems or those of a third party provider that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information or compliance with information security and privacy laws and regulations in the event of such an incident; effective inventory management processes and systems, fulfillment processes and systems, disruptions in our supply chain and our ability to control costs; the effect of the announcement by the members of the Nordstrom family relating to the exploration of a possible “going private transaction” on our relationships with our customers, employees, suppliers and partners, operating results and business generally; our ability to safeguard our reputation and maintain our vendor relationships; our ability to maintain relationships with and motivate our employees and to effectively attract, develop and retain our future leaders, which could be impacted by the uncertainty about the possibility of a “going private transaction;” our ability to realize the expected benefits, respond to potential risks and appropriately manage costs associated with our program agreement with TD Bank USA, N.A. (“TD”); the effectiveness of planned advertising, marketing and promotional campaigns in the highly competitive and promotional retail industry; the timing, price, manner and amounts of future share repurchases by the Company, if any, or any share issuances by the Company, including issuances associated with option exercises or other matters; the impact of economic and market conditions and the resultant impact on consumer spending patterns; the impact of economic or political conditions in the U.S. and countries where our third party vendors operate; weather conditions, natural disasters, health hazards, national security or other market disruptions, or the prospects of these events and the resulting impact on consumer spending patterns or information technology systems and communications; our compliance with applicable domestic and international laws, regulations and ethical standards, including those related to banking, employment and tax and the outcome of claims and litigation and resolution of such matters; the impact of the current regulatory environment and financial system and health care reforms; and compliance with debt covenants, availability and cost of credit, changes in our credit rating, changes in interest rates, debt repayment patterns and personal bankruptcies. Our SEC reports, including our Form 10-K for the fiscal year ended January 28, 2017, and our Form 10-Q for the fiscal quarters ended April 29, 2017 and July 29, 2017, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Nine Months Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Net sales	$3,541	$3,472	$10,537	$10,255
Credit card revenues, net	88	70	239	186
Total revenues	3,629	3,542	10,776	10,441
Cost of sales and related buying and occupancy costs	(2,315)	(2,261)	(6,921)	(6,720)
Selling, general and administrative expenses	(1,106)	(1,029)	(3,280)	(3,143)
Goodwill impairment	—	(197)	—	(197)
Earnings before interest and income taxes	208	55	575	381
Interest expense, net	(28)	(30)	(104)	(90)
Earnings before income taxes	180	25	471	291
Income tax expense	(66)	(35)	(185)	(138)
Net earnings (loss)	$114	$(10)	$286	$153

Earnings (Loss) per share:
Basic	$0.68	$(0.06)	$1.72	$0.88
Diluted	$0.67	$(0.06)	$1.70	$0.87

Weighted-average shares outstanding:
Basic	166.6	173.4	166.7	173.3
Diluted	168.8	173.4	168.8	175.6

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	October 28, 2017	January 28, 2017	October 29, 2016
Assets
Current assets:
Cash and cash equivalents	$672	$1,007	$531
Accounts receivable, net	211	199	216
Merchandise inventories	2,434	1,896	2,411
Prepaid expenses and other	162	140	227
Total current assets	3,479	3,242	3,385

Land, property and equipment (net of accumulated depreciation of $5,952, $5,596 and $5,462)	3,940	3,897	3,865
Goodwill	238	238	238
Other assets	529	481	478
Total assets	$8,186	$7,858	$7,966

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,815	$1,340	$1,653
Accrued salaries, wages and related benefits	433	455	391
Other current liabilities	1,166	1,223	1,186
Current portion of long-term debt	57	11	11
Total current liabilities	3,471	3,029	3,241

Long-term debt, net	2,681	2,763	2,767
Deferred property incentives, net	510	521	532
Other liabilities	670	675	566

Commitments and contingencies

Shareholders' equity:
Common stock, no par value: 1,000 shares authorized; 166.6, 170.0 and 173.2 shares issued and outstanding	2,785	2,707	2,651
Accumulated deficit	(1,899)	(1,794)	(1,742)
Accumulated other comprehensive loss	(32)	(43)	(49)
Total shareholders' equity	854	870	860
Total liabilities and shareholders' equity	$8,186	$7,858	$7,966

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Nine Months Ended
	October 28, 2017	October 29, 2016
Operating Activities
Net earnings	$286	$153
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	479	480
Goodwill impairment	—	197
Amortization of deferred property incentives and other, net	(62)	(59)
Deferred income taxes, net	(82)	(14)
Stock-based compensation expense	59	68
Change in operating assets and liabilities:
Accounts receivable	(11)	(20)
Merchandise inventories	(465)	(393)
Prepaid expenses and other assets	(35)	25
Accounts payable	419	360
Accrued salaries, wages and related benefits	(22)	(26)
Other current liabilities	(53)	33
Deferred property incentives	55	54
Other liabilities	29	20
Net cash provided by operating activities	597	878

Investing Activities
Capital expenditures	(536)	(625)
Other, net	29	47
Net cash used in investing activities	(507)	(578)

Financing Activities
Proceeds from long-term borrowings, net of discounts	635	—
Principal payments on long-term borrowings	(658)	(7)
Decrease in cash book overdrafts	(3)	(127)
Cash dividends paid	(185)	(192)
Payments for repurchase of common stock	(211)	(91)
Proceeds from issuances under stock compensation plans	25	51
Tax withholding on share-based awards	(7)	(4)
Other, net	(21)	6
Net cash used in financing activities	(425)	(364)

Net decrease in cash and cash equivalents	(335)	(64)
Cash and cash equivalents at beginning of period	1,007	595
Cash and cash equivalents at end of period	$672	$531

NORDSTROM, INC.
STATEMENTS OF EARNINGS — RETAIL BUSINESS AND CREDIT
(unaudited; dollar amounts in millions)
Retail Business
Our Retail Business includes our Nordstrom U.S. and Canada full-line stores, Nordstrom.com, Nordstrom Rack stores, Nordstromrack.com/HauteLook, Trunk Club, Jeffrey boutiques and Last Chance clearance stores. It also includes unallocated corporate center expenses. The following tables summarize the results of our Retail Business for the quarter and nine months ended October 28, 2017 compared with the same periods in fiscal 2016:

	Quarter Ended
	October 28, 2017		October 29, 2016
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$3,541	100.0%	$3,472	100.0%
Cost of sales and related buying and occupancy costs	(2,311)	(65.3%)	(2,262)	(65.2%)
Gross profit	1,230	34.7%	1,210	34.8%
Selling, general and administrative expenses	(1,070)	(30.2%)	(990)	(28.5%)
Goodwill impairment	—	—%	(197)	(5.7%)
Earnings before interest and income taxes	$160	4.5%	$23	0.6%

	Nine Months Ended
	October 28, 2017		October 29, 2016
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$10,537	100.0%	$10,255	100.0%
Cost of sales and related buying and occupancy costs	(6,914)	(65.6%)	(6,718)	(65.5%)
Gross profit	3,623	34.4%	3,537	34.5%
Selling, general and administrative expenses	(3,172)	(30.1%)	(3,024)	(29.5%)
Goodwill impairment	—	—%	(197)	(1.9%)
Earnings before interest and income taxes	$451	4.3%	$316	3.1%
1 Subtotals and totals may not foot due to rounding.
The following table summarizes net sales and comparable sales within our Retail Business:

	Quarter Ended				Nine Months Ended
	October 28, 2017		October 29, 2016		October 28, 2017		October 29, 2016
	Sales	Comp %	Sales	Comp %	Sales	Comp %	Sales	Comp %
Nordstrom full-line stores - U.S.	$1,488	(4.9%)	$1,568	(4.5%)	$4,858	(5.2%)	$5,128	(6.3%)
Nordstrom.com	534	7.5%	497	20.1%	1,901	13.5%	1,675	10.3%
Full-price	2,022	(1.9%)	2,065	0.5%	6,759	(0.5%)	6,803	(2.6%)

Nordstrom Rack	966	(5.0%)	958	0.9%	2,910	(2.3%)	2,777	0.4%
Nordstromrack.com/HauteLook	212	33.6%	159	23.2%	609	26.3%	482	32.9%
Off-price	1,178	0.8%	1,117	3.9%	3,519	2.0%	3,259	4.6%

Other retail[1]	151		135		420		384
Retail segment	3,351		3,317		10,698		10,446
Corporate/Other	190		155		(161)		(191)
Total net sales	$3,541	(0.9%)	$3,472	2.4%	$10,537	0.1%	$10,255	(0.2%)
1 Other retail includes Nordstrom Canada full-line stores, Trunk Club and Jeffrey boutiques.

Credit
The following table summarizes the results of our Credit segment for the quarter and nine months ended October 28, 2017 compared with the same periods in 2016:

	Quarter Ended		Nine Months Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Credit card revenues, net	$88	$70	$239	$186
Credit expenses	(40)	(38)	(115)	(121)
Earnings before interest and income taxes	$48	$32	$124	$65

NORDSTROM, INC.
RETURN ON INVESTED CAPITAL (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
We believe ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of our use of capital and believe ROIC is an important component of shareholders' return over the long term. In addition, we incorporate ROIC in our executive incentive compensation measures. For the 12 fiscal months ended October 28, 2017, our ROIC increased to 10.7% compared with 7.2% for the 12 fiscal months ended October 29, 2016. Results for the prior period were negatively impacted by approximately 340 basis points due to the Trunk Club non-cash goodwill impairment charge in the third quarter of 2016.
We define ROIC as our net operating profit after tax divided by our average invested capital using the trailing 12-month average. ROIC is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to ROIC is return on assets. The following is a reconciliation of the components of ROIC and return on assets:

	12 Fiscal Months Ended
	October 28, 2017	October 29, 2016
Net earnings	$488	$333
Add: income tax expense	376	252
Add: interest expense	139	121
Earnings before interest and income tax expense	1,003	706

Add: rent expense	237	195
Less: estimated depreciation on capitalized operating leases[1]	(126)	(103)
Net operating profit	1,114	798

Less: estimated income tax expense	(486)	(383)
Net operating profit after tax	$628	$415

Average total assets	$8,009	$7,987
Less: average non-interest-bearing current liabilities[2]	(3,211)	(3,105)
Less: average deferred property incentives and deferred rent liability[2]	(646)	(541)
Add: average estimated asset base of capitalized operating leases[3]	1,718	1,452
Average invested capital	$5,870	$5,793

Return on assets[4]	6.1%	4.2%
ROIC[4]	10.7%	7.2%

1 Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property. Asset base is calculated as described in footnote 3 below.
2 Balances associated with our deferred rent liability have been classified as long-term liabilities in the current period.
3 Based upon the trailing 12-month average of the monthly asset base. The asset base for each month is calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases described in footnote 1.
4 Results for the 12 fiscal months ended October 29, 2016 include the $197 impact of the Trunk Club non-cash goodwill impairment charge in the third quarter of 2016, which negatively impacted the prior period return on assets by approximately 250 basis points and ROIC by 340 basis points.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
Adjusted Debt to earnings before interest, income taxes, depreciation, amortization and rent ("EBITDAR") is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our goal is to manage debt levels to maintain an investment-grade credit rating and operate with an efficient capital structure. In evaluating our debt levels, this measure provides a reflection of our credit worthiness that could impact our credit rating and borrowing costs. We also have a debt covenant that requires an adjusted debt to EBITDAR leverage ratio of no more than four times. As of October 28, 2017 and October 29, 2016, our Adjusted Debt to EBITDAR was 2.5.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted Debt to EBITDAR is debt to net earnings. The following is a reconciliation of the components of Adjusted Debt to EBITDAR and debt to net earnings:

	2017[1]	2016[1]
Debt	$2,738	$2,778
Add: estimated capitalized operating lease liability[2]	1,896	1,561
Less: fair value hedge adjustment included in long-term debt	—	(14)
Adjusted Debt	$4,634	$4,325

Net earnings	$488	$333
Add: income tax expense	376	252
Add: interest expense, net	135	121
Earnings before interest and income taxes	999	706

Add: depreciation and amortization expenses	644	631
Add: rent expense	237	195
Add: non-cash acquisition-related charges[3]	10	197
EBITDAR	$1,890	$1,729

Debt to Net Earnings[4]	5.6	8.3
Adjusted Debt to EBITDAR	2.5	2.5
1 The components of Adjusted Debt are as of October 28, 2017 and October 29, 2016, while the components of EBITDAR are for the 12 months ended October 28, 2017 and October 29, 2016.
2 Based upon the estimated lease liability as of the end of the period, calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property.
3 Non-cash acquisition-related charges for the 12 months ended October 29, 2016 include the goodwill impairment charge of $197 related to Trunk Club.
4 Results for the period ended October 29, 2016 include the $197 impact of the Trunk Club goodwill impairment charge, which approximates 310 basis points.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and when used in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash from our business. For the nine months ended October 28, 2017, we had Free Cash Flow of ($127) compared with ($66) for the nine months ended October 29, 2016.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Nine Months Ended
	October 28, 2017	October 29, 2016
Net cash provided by operating activities	$597	$878
Less: capital expenditures	(536)	(625)
Less: cash dividends paid	(185)	(192)
Less: change in cash book overdrafts	(3)	(127)
Free Cash Flow	$(127)	$(66)